EXHIBIT 99.1

Keurig Dr Pepper Declares Quarterly Dividend for Q4 2024

BURLINGTON, MA and FRISCO, TX (December 10, 2024) – Keurig Dr Pepper (NASDAQ: KDP) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.23 per share, payable in U.S. dollars on the Company's common stock. The regular quarterly dividend will be paid on January 17, 2025, to shareholders of record on January 3, 2025.

Investor Contacts:
Investor Relations
T: 888-340-5287 / IR@kdrp.com
Media Contact:
Katie Gilroy
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (Nasdaq: KDP) is a leading beverage company in North America, with a portfolio of more than 125 owned, licensed and partner brands and powerful distribution capabilities to provide a beverage for every need, anytime, anywhere. With annual revenue of approximately $15 billion, we hold leadership positions in beverage categories including soft drinks, coffee, tea, water, juice and mixers, and have the #1 single serve coffee brewing system in the U.S. and Canada. Our innovative partnership model builds emerging growth platforms in categories such as premium coffee, energy, sports hydration and ready-to-drink coffee. Our brands include Keurig®, Dr Pepper®, Canada Dry®, Mott's®, A&W®, Snapple®, Peñafiel®, 7UP®, Green Mountain Coffee Roasters®, Clamato®, Core Hydration® and The Original Donut Shop®. Driven by a purpose to Drink Well. Do Good., our 28,000 employees aim to enhance the experience of every beverage occasion and to make a positive impact for people, communities and the planet. For more information, visit www.keurigdrpepper.com and follow us on LinkedIn.